Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Performance Equity Plan of Cimpress N.V of our report dated August 15, 2014 (except for Notes 9 and 17, as to which the date is August 14, 2015), with respect to the consolidated financial statements of Cimpress N.V. (formerly known as Vistaprint N.V.), included in its Annual Report (Form 10-K) of Cimpress N.V. for the year ended June 30, 2015 filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 1, 2016